                                                                    EXHIBIT 99.3


                                  NEXGEN, INC.
                                  ------------

                            1987 EMPLOYEE STOCK PLAN
                            ------------------------

                  (as amended and restated as of July 7, 1993)


SECTION 1.  ESTABLISHMENT AND PURPOSE.
---------   -------------------------

     The Plan was established in 1987 to offer selected employees, officers, directors, consultants and promotional representatives of the Company or of a Subsidiary an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by purchasing Shares of the Company's Common Stock. The Plan provides both for the direct sale of Shares and for the grant of Options to purchase Shares. Options granted under the Plan may include Nonstatutory Options as well as ISOs intended to qualify under section 422 of the Code. The Plan was amended in August 1989 and January 1992, and was amended and restated effective as of July 7, 1993 to read as set forth therein to comply with the requirements of federal securities law when they become applicable, to add provisions that will allow Optionees to exercise their Options on a cashless basis, and to make certain administrative clarifications and changes.

SECTION 2.  DEFINITIONS.
---------   -----------

     (a) "Board of Directors" shall mean the Board of Directors of the Company, as constituted from time to time.

     (b)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (c) "Committee" shall mean a the committee designated by the Board of Directors, which is authorized to administer the Plan under Section 3 hereof. The Committee shall have membership composition which enables the Plan to qualify under Rule 16b-3 with regard to the grant of Options or other rights under the Plan to persons who are subject to Section 16 of the Exchange Act.

     (d)  "Company" shall mean NEXGEN, INC., a California corporation.

     (e) "Employee" shall mean any individual who is (i) an employee (within the meaning of section 3401(c) of the Code and the regulations thereunder), including an officer, (ii) a director, (iii) a consultant, or (iv) a promotional representative of the Company or of a Subsidiary.

     (f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (g) "Exercise Price" shall mean the amount for which one Share may be purchase upon exercise of an Option, as specified by the Committee in the applicable Stock Option Agreement.

     (h) "Fair Market Value" shall mean (i) the closing price of a Share on the principal exchange which the Shares are trading, on the first trading day immediately preceding the date on which the Fair Market Value is determined, or
(ii) if the Shares are not traded on an exchange but are quoted on NASDAQ or a successor quotation system, the closing price on the first trading day immediately preceding the date on which the Fair Market Value is determined, or
(iii) if the Shares are not traded on an exchange or quoted on the NASDAQ or a successor quotation system, the fair market value of a Share, as determined by the Committee in good faith. Such determination shall be conclusive and binding on all persons.

     (i)  "ISO" shall mean an employee incentive stock option described in section 422(b) of the Code.

     (j) "Nonstatutory Option" shall mean an employee stock option that is not an ISO.

     (k) "Offeree" shall mean an individual to whom the Committee has offered the right to purchase Shares under the Plan (other than upon exercise of an Option).

     (l) "Option" shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

     (m)  "Optionee" shall mean an individual who holds an Option.

     (n) "Plan" shall mean this NexGen, Inc. 1987 Employee Stock Plan, as amended from time to time.

     (o) "Purchase Price" shall mean the amount for which one Share may be purchased under the Plan (other than upon exercise of an Option), as specified by the Committee.

     (p)  "Service" shall mean service as an Employee.

     (q)  "Share" shall mean one share of Stock, as adjusted in accordance with
Section 9 (if applicable).

     (r)  "Stock" shall mean the Common Stock of the Company.

     (s) "Stock Option Agreement" shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his Option.

     (t) "Stock Purchase Agreement" shall mean the agreement between the Company and an Offeree who elects to purchase Shares under the Plan which contains the terms, conditions and restrictions pertaining to the purchase of such Shares.

     (u) "Subsidiary" shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50 percent of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

     (v) "Test Rate" shall mean the lower rate of interest which will not result in the imputation of additional interest under any applicable provision of the Code.

     (w) "Total and Permanent Disability" shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

SECTION 3.  ADMINISTRATION.
---------   --------------

     (a) Committee Procedures. The Board of Directors shall designate one of the members of the Committee as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by a majority of all Committee members, shall be valid acts of the Committee.

     (b) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

          (i)  To interpret the Plan and to apply its provisions;

          (ii) To adopt, amend or rescind rules, procedures and forms relating to the Plan;

          (iii) To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

          (iv) To determine when Shares are to be offered for sale and when Options are to be granted under the Plan;

          (v)  To select the Offerees and Optionees;

          (vi) To determine the number of Shares to be offered to each Offeree or to be made subject to each Option;

          (vii) To prescribe the terms and conditions of each sale of Shares, including (without limitation) the Purchase Price, and to specify the provisions of the Stock Purchase Agreement relating to such sale;

          (viii) To prescribe the terms and conditions of each Option, including (without limitation) the Exercise Price, to determine whether such Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the Stock Option Agreement relating to such Option;

          (ix) To amend any outstanding Stock Purchase Agreement or Stock Option Agreement, subject to applicable legal restrictions and to the consent of the Offeree or Optionee who entered into such agreement;

          (x) To prescribe the consideration for the grant of each Option or other right under the Plan and to determine the sufficiency of such consideration;

          (xi) To determine the disposition of each Option or other right under the Plan in the event of an Optionee's or Offeree's divorce or dissolution of marriage;

          (xii) To determine whether Options or other rights under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

          (xiii) To correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Stock Option Agreement or any Stock Purchase Agreement; and

          (xiv) To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Options or other rights under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Offerees, all Optionees, and all persons deriving their rights from an Offeree or Optionee. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan, any Option, or any right to purchase Shares under the Plan.

          (c) Financial Reports. To the extent required by applicable law, and not less often than annually, the Company shall furnish to Optionees and Offerees reports of its financial condition, unless such Optionees and Offerees have access to equivalent information through their employment. Such reports need not be audited.

SECTION 4.  ELIGIBILITY.
---------   -----------

          (a) General Rule. Only Employees, as defined in Section 2(e), shall be eligible for designation as Offerees or Optionees by the Committee. All Employees shall be eligible for the grant of Nonstatutory Options and the direct sale of Shares. Only common-law employees of the Company or of a Subsidiary shall be eligible for the grant of ISOs.

          (b) Ten-Percent Shareholders. To the extent required by applicable law, an Employee who owns more than 10 percent of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries shall not be eligible for the grant of an ISO or a Nonstatutory Option unless (i) the Exercise Price under such ISO or Nonstatutory Option is at least 110 percent of the Fair Market Value of a Share on the date of grant and
(ii) in the case of an ISO, such ISO by its terms is not exercisable after the expiration of five years from the date of grant.

          (c) Attribution Rules. For purposes of Subsection (b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for his brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its shareholders, partners or beneficiaries. Stock with respect to which such Employee holds an option shall not be counted.

          (d) Outstanding Stock. For purposes of Subsection (b) above, "outstanding stock" shall include all stock actually issued and outstanding immediately after the grant. "Outstanding stock" shall not include reacquired shares or shares authorized for issuance under outstanding options held by the Optionee or by any other person.

 SECTION 5.  STOCK SUBJECT TO PLAN.
 ---------   ---------------------

          (a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares. The aggregate number of Shares which may be issued under the Plan (upon exercise of Options or other rights to purchase Shares) shall not exceed 5,210,000 Shares, subject to adjustment pursuant to
Section 9. To the extent required by applicable law, the number of Shares which may be issued from time to time under the Plan (upon exercise of Options or other rights to purchase Shares) shall not in the aggregate (inclusive of prior outstanding issuances under the Plan) exceed 30% of the then (upon the date of such issuance) outstanding stock of the Company (treating for purposes of this computation, all shares of Preferred Stock of the Company as having been converted into Stock on the date of such issuance). The number of Shares which are subject to Options or other rights outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

          (b) Additional Shares. In the event that any outstanding Option or other right for any reason expires or is canceled or otherwise terminated, the Shares allocable to the unexercised portion of such Option or other right shall again be available for the purposes of the Plan. In the event that Shares issued under the Plan are repurchased by the Company pursuant to a right of repurchase or a right of first refusal, such Shares shall again be available for the purposes of the Plan.

SECTION 6.  TERMS AND CONDITIONS OF DIRECT SALES.
---------   ------------------------------------

          (a) Stock Purchase Agreement. Each sale of Shares under the Plan (other than upon exercise of an Option) shall be evidenced by a Stock Purchase Agreement between the Offeree and the Company. Such sale shall be subject to all applicable terms and conditions of the plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Purchase Agreement. The provisions of the various Stock Purchase Agreements entered into under the Plan need not be identical.

          (b) Duration of Offers and Nontransferability of Rights. Any right to purchase Shares under the Plan (other than an Option) shall automatically expire if not exercised by the Offeree within 30 days after the grant of such right was communicated to him by the Committee. Such right shall not be transferable and shall be exercisable only by the Offeree to whom such right was granted.

          (c) Purchase Price. While the Plan is subject to California Code of Regulations section 260.140, Subarticle 4, the Purchase Price of Shares to be offered for sale under the Plan shall not be less than 100 percent of the Fair Market Value of such Shares on the date of the offer. Subject to the preceding sentence, the Purchase Price shall be determined by the Committee at its sole discretion. The Purchase Price shall be payable in accordance with Section 8.

          (d) Restrictions on Transfer of Shares. Any Shares sold under the Plan shall be subject to such special rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Purchase Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7.  TERMS AND CONDITIONS OF OPTIONS.
---------   -------------------------------

          (a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

          (b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 9. The Stock Option Agreement shall also specify whether the Option is an ISO or a Nonstatutory Option.

          (c) Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100 percent of the Fair Market Value of a Share on the date of grant and shall comply with
Section 4(b). To the extent required by applicable law, the Exercise Price of a Nonstatutory Option shall not be less than 85 percent of the Fair Market Value of a Share on the date of grant. Subject to the foregoing provisions of this subsection, the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in accordance with Section 8.

          (d) Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

          (e) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable.

     The Stock Option Agreement shall also specify the term of the Option. To the extent required by applicable law, the term shall not exceed 120 months from the date of grant, except as otherwise provided in Section 4(b). Subject to the foregoing provisions of this subsection, the Committee at its sole discretion shall determine when all or any part of an Option is to become exercisable and when such Option is to expire.

          (f) Nontransferability. During an Optionee's lifetime, his Option(s) shall be exercisable only by him and shall not be transferable. In the event of an Optionee's death, his Option(s) shall not be transferable other than by will or by the laws of descent and distribution.

          (g) Exercise of Options Upon Termination of Service. Subject to the requirements of Subsections 7(h) and (j) below, each Stock Option Agreement shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee's Service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

          (h) Termination of Service (Except by Death). To the extent required by applicable law, if an Optionee's Service terminates for any reason other than his death, then his Option(s) shall expire on the earliest of the following occasions:

          (i) The expiration date determined pursuant to Subsection (e) above;

          (ii) The date three months following the termination of his Service for any reason other than Total and Permanent Disability; or

          (iii) The close of the sixth month following the termination of his Service by reason of Total and Permanent Disability.

The Optionee may exercise all or part of his Option(s) at any time before the expiration of such Option(s) under the preceding sentence, but only to the extent that such Option(s) had become exercisable before his Service terminated. The balance of such Option(s) shall lapse when the Optionee's Service terminates. In the event that the Optionee dies after the termination of his Service but before the expiration of his Option(s), all or part of such Option(s) may be exercised (prior to expiration) by the executors or administrators of the Optionee's estate or by any person who has acquired such Option(s) directly from him by bequest or inheritance, but only to the extent that such Option(s) had become exercisable before his Service terminated.

          (i) Leaves of Absence. For purposes of Subsection (h) above, Service shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Committee). The foregoing notwithstanding, in the case of an ISO granted under the Plan, Service shall not be deemed to continue beyond the first 90 days of such leave, unless the Optionee's reemployment rights are guaranteed by statute or by contract.

          (j) Death of Optionee. To the extent required by applicable law, if an Optionee dies while he is in Service, then his Option(s) shall expire on the earlier of the following dates:

          (i)  The expiration date determined pursuant to Subsection (e) above;
     or

          (ii)  The date 12 months after his death.

All or part of the Optionee's Option(s) may be exercised at any time before the expiration of such Option(s) under the preceding sentence by the executors or administrators of his estate or by any person who has acquired such Option(s) directly from him by bequest or inheritance, but only to the extent that such Option(s) had become exercisable before his death. The balance of such Option(s) shall lapse when the Optionee dies.

          (k) No Rights as a Shareholder. As Optionee, or a transferee of an Optionee, shall have no rights as a shareholder with respect to any Share covered by his Option until the date of the issuance of a stock certificate for such Shares. No adjustment hall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date when such stock certificate is issued, except as provided in Section 9.

          (l) Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised) for the granting of new Options in substitution therefor. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his rights or obligations under such Option.

          (m) Restrictions on Transfer of Shares. Any Share issued upon exercise of an Option shall be subject to such special rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 8.  PAYMENT FOR SHARES.
---------   ------------------

          (a) General Rule. The entire Purchase Price or Exercise Price of Shares issued under the Plan shall be payable in cash at the time when such Shares are purchased, except as follows:

          (i) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. However, the Committee (at its sole discretion) may specify in the Stock Option Agreement that payment may be made in one or all of the forms described in Subsections (b), (c) and (d) below for all or any part of the Exercise Price.

          (ii) In all other cases, the Committee (at its sole discretion) may accept payment in one or all of the forms described in Subsections (b), (c) and (d) below for all or any part of the Purchase Price or Exercise Price.

          (b) Surrender of Stock. To the extent that this Subsection (b) is applicable, payment may be made with Shares which have already been owned by the Offeree or Optionee for more than 12 months and which are surrendered to the Company in good form for transfer. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

          (c) Promissory Note. To the extent that this Subsection (c) is applicable, payment may be made with a full-recourse promissory note executed by the Offeree or Optionee. Such note shall bear interest at a rate not less than the applicable Test Rate. Subject to the preceding sentence, the Committee (at its sole discretion) shall specify the term, interest rate, amortization requirements (if any), and other provisions of such note. The Committee may require that the Offeree or Optionee pledge his Shares to the Company for the purpose of securing the payment of such note, and the Committee may require that the certificate(s) representing such Shares be held in escrow in order to perfect the Company's security interest. In addition, the Committee, with respect to any Offeree or Optionee who, when the note is to be executed, is not (i) a common-law employee of the Company or a Subsidiary or (ii) a member of the Board of Directors, shall require that such note be adequately secured by collateral other than such Shares.

          (d) Cashless Exercise. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

SECTION 9.  ADJUSTMENT OF SHARES.
---------   --------------------

          (a) In the event that the outstanding Shares are hereafter increased or decreased, or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares or declaration of stock dividends, the total number and/or kind of Shares for the purchase of which rights or Options may be granted under the Plan, and the number and/or kind of Shares as to which Options (or portions thereof) are outstanding, shall, to the extent required by applicable law, be adjusted proportionately by the Committee. Any adjustment of an outstanding Option shall be made without a change in the total Exercise Price applicable to the unexercised portion of such Option and with a corresponding adjustment in the Exercise Price per Share. Any adjustment under this Section 9 shall be subject to the provisions of the Company's Articles of Incorporation, as amended, and applicable law.

          (b) Reorganizations. A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation shall cause the Plan to terminate, unless the agreement of merger or consolidation provides for the assumption by the surviving corporation of options granted under the Plan. If the agreement of merger or consolidation does not provide for the assumption by the surviving corporation of options granted under the Plan, options granted under the Plan shall be exercisable in full immediately prior to the closing of such merger or consolidation.

SECTION 10.  REGULATORY APPROVALS AND LISTINGS.
----------   ---------------------------------

          Notwithstanding any other provision in the Plan, the Company shall have no obligation to issue or deliver Shares under the Plan prior to (i) obtaining approval from any governmental agency which the Company determines is necessary or advisable, (ii) admitting such shares to listing on any stock exchange on which the Common Stock may be listed, and (iii) completing any registration or other qualification of such shares under any state or Federal law or ruling of any governmental body which the Company determines to be necessary or advisable.

SECTION 11.  NO EMPLOYMENT RIGHTS.
----------   --------------------

          No provision of the Plan, nor any right or Option granted under the Plan, shall be construed as giving any person the right (a) to become or to be treated as an Employee as defined in Section 2(e)(i) if such person is an Employee as defined in Section 2(e)(ii), (iii) or (iv), or (b) to remain an Employee as defined in Section 2(e). The Company and its Subsidiaries reserve the right to terminate any person's Service at any time, with or without cause.

SECTION 12.  DURATION AND AMENDMENTS.
----------   -----------------------

          (a) Term of the Plan. The Plan, as set forth herein, became effective on January 17, 1987, subject to the approval of the Company's shareholders. The Plan shall terminate automatically on January 17, 1997, and may be terminated on any earlier date pursuant to Subsection (b) below.

          (b) Rights to Amend or Terminate the Plan. The Board of Directors may amend, suspend or terminate the Plan at any time, from time to time, and for any reason. AN AMENDMENT OF THE PLAN SHALL BE SUBJECT TO THE APPROVAL OF THE COMPANY'S STOCKHOLDERS, BUT ONLY TO THE EXTENT REQUIRED BY APPLICABLE LAWS, REGULATIONS OR RULES.

          (c) Effect of Amendment of Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof (including the amendment and restatement set forth herein), shall not affect any Share previously issued and sold or any Option previously granted under the Plan.

SECTION 13.  USE OF PROCEEDS.
----------   ---------------

          All cash proceeds received by the Company from the sale of Shares under the Plan shall be used for general corporate purposes.

SECTION 14.  EXECUTION.
----------   ---------

          To record the adoption of this amended and restated Plan by the Board of Directors as of July 7, 1993, the Company has caused its authorized officer to execute the same.


                                       NEXGEN, INC.



                                       By  /s/ S. Atiq Raza
                                          ---------------------------
                                          S. Atiq Raza, as its
                                            President